Exhibit 99.1

INTERVAL LEISURE GROUP REPORTS FOURTH QUARTER

AND FULL YEAR 2015 RESULTS

MIAMI, FL — February 25, 2016 — Interval Leisure Group, Inc. (Nasdaq: IILG) (ILG) today announced results for the three months and full year ended December 31, 2015.

FOURTH QUARTER HIGHLIGHTS

•                  Consolidated revenue was $165.1 million and $127.0 million excluding pass-throughs. In constant currency and excluding pass-throughs consolidated revenue was $128.8 million, consistent with 2014

•                  Diluted EPS was $0.21 and $0.22 in constant currency. Adjusted diluted EPS was $0.27 and $0.28 in constant currency

•                  Adjusted EBITDA in constant currency increased by 14.0% to $41.7 million.

FULL YEAR HIGHLIGHTS

•                  Consolidated revenue increased by 13.5% year over year, and 8.7% excluding pass-throughs

•                  Diluted EPS was $1.26 and Adjusted diluted EPS was $1.32

•                  Adjusted EBITDA(1) increased by 7.1% to $184.9 million compared to $172.7 million in the prior year

•                  In constant currency:

•                  Consolidated revenue increased by 15.3% year-over-year, and 10.8% excluding pass-throughs

•                  Diluted EPS was $1.32 and Adjusted diluted EPS was $1.37

•                  Adjusted EBITDA was $188.5 million, an increase of 9.2% compared to the prior year

•                  Free cash flow increased to $122.4 million

•                  During 2015 ILG paid $27.6 million in dividends

•                  In April 2015 ILG completed a 144A offering of $350 million in aggregate principal amount of 5.625% senior notes due 2023

•                  Net leverage at year end 2015 was 1.8x compared to 2.4x at December 31, 2014

“ILG reported strong growth in revenue and adjusted EBITDA in 2015 and we made great strides in the execution of our strategy to strengthen our diversified business platform. In 2015 we generated significant free cash flow and paid $28 million in dividends,” said Craig M. Nash, chairman, president and CEO of Interval Leisure Group. “As we look to 2016 and

(1) The definition of Adjusted EBITDA is consistent with the information presented in ILG’s Form S-4 filed with the SEC (Registration No. 333-208567) and the manner in which we will present this metric going forward.  Please refer to the Glossary of Terms for details. Prior period amounts have been recast to conform to the current period definition.

beyond, we are confident that the combination of our organic growth initiatives and the Vistana acquisition will result in a stronger company, well-positioned to drive long term growth and create significant shareholder value.”

Financial Summary & Operating Metrics (USD in millions except per share amounts)

	As Reported			In Constant Currency
			Year Over		Year Over
	December 31,	December 31,	Year %	December 31,	Year %
METRICS	2015	2014	Change	2015	Change

YEAR ENDED

Exchange and Rental revenue	501.3	483.4	3.7%	503.1	4.1%
Vacation Ownership revenue	196.1	131.0	49.7%	205.1	56.6%
Total Revenue	697.4	614.4	13.5%	708.2	15.3%
Revenue excluding pass-throughs	545.6	502.2	8.7%	556.4	10.8%
Gross profit	380.7	349.9	8.8%	385.2	10.1%
Net income attributable to common stockholders	73.3	78.9	(7.1)%	76.4	(3.2)%
Adjusted net income*	76.4	80.3	(4.9)%	79.5	(1.1)%
Diluted EPS	$1.26	$1.36	(7.4)%	$1.32	(2.9)%
Adjusted diluted EPS*	$1.32	$1.39	(5.0)%	$1.37	(1.4)%
Adjusted EBITDA*	184.9	172.7	7.1%	188.5	9.2%

QUARTER ENDED

Exchange and Rental revenue	116.2	116.3	(0.1)%	116.4	0.1%
Vacation Ownership revenue	48.9	50.8	(3.9)%	50.5	(0.7)%
Total Revenue	165.1	167.1	(1.2)%	166.9	(0.1)%
Revenue excluding pass-throughs	127.0	129.2	(1.7)%	128.8	(0.3)%
Gross profit	86.7	85.2	1.7%	87.4	2.6%
Net income attributable to common stockholders	12.3	15.6	(20.9)%	12.8	(17.7)%
Adjusted net income*	15.6	15.2	2.5%	16.1	5.7%
Diluted EPS	$0.21	$0.27	(22.2)%	$0.22	(18.5)%
Adjusted diluted EPS*	$0.27	$0.26	3.8%	$0.28	7.7%
Adjusted EBITDA*	41.1	36.5	12.5%	41.7	14.0%

	December 31,	December 31,
BALANCE SHEET DATA	2015	2014
Cash and cash equivalents	93.1	80.5
Debt	415.7	484.4

	Year Ended December 31,		Year Over Year %
CASH FLOW DATA	2015	2014	Change
Net cash provided by operating activities	142.7	110.7	29.0%
Free cash flow*	122.4	91.6	33.7%

* “Adjusted net income”, “Adjusted EPS”, “Adjusted EBITDA” and “Free cash flow” are non-GAAP measures as defined by the U.S. Securities and Exchange Commission (the “SEC”). Please see “Presentation of Financial Information,” “Glossary of Terms” and “Reconciliations of Non-GAAP Measures” below for an explanation of non-GAAP measures used throughout this release.

DISCUSSION OF RESULTS

Fourth Quarter 2015 Consolidated Operating Results

Consolidated revenue excluding pass-throughs for the quarter ended December 31, 2015 was $127.0 million. In constant currency (defined below), consolidated revenue was $128.8 million, essentially flat compared to the fourth quarter in 2014.

Net income attributable to common stockholders for the three months ended December 31, 2015 was $12.3 million, lower by $3.2 million compared to the 2014 period. Diluted EPS was $0.21 compared to $0.27 in the prior year.

In constant currency net income attributable to common stockholders was $12.8 million and diluted EPS was $0.22. Impacting the results are $3.1 million of incremental after-tax interest expense due to the larger average debt balance and the higher rate on the senior notes compared to the revolver, and an after-tax increase of $1.0 million related to acquisition-related and restructuring costs, as well as a $2.1 million after-tax decrease in equity earnings primarily related to the recognition of pre-acquisition sales at our Maui joint-venture in 2014. These items were partly offset by lower sales and marketing expenses in our Exchange and Rental segment and an improved gross margin contribution from our Vacation Ownership segment on a comparative basis.

Adjusted net income (defined below) for the quarter ended December 31, 2015 was $15.6 million and, in constant currency, was $16.1 million. Adjusted diluted EPS increased 3.8% to $0.27 compared to 2014 and on a constant currency basis increased 7.7% year-over-year to $0.28. The incremental after-tax interest expense related to the refinancing of the revolver with senior notes impacted diluted EPS by $0.03. Excluding this incremental expense, adjusted net income attributable to common stockholders for the quarter would have been $18.5 million and diluted EPS would have been $0.32, and in constant currency these would have been $19.0 million and $0.33, respectively.

Adjusted EBITDA (defined below) for the quarter ended December 31, 2015 was $41.1 million, a 12.5% increase from $36.5 million for the same period of 2014. On a constant currency basis, adjusted EBITDA was $41.7 million, an increase of 14.0% over the prior year.

Full Year 2015 Consolidated Operating Results

Consolidated revenue excluding pass-throughs for the year ended December 31, 2015 was $545.6 million and in constant currency was $556.4 million, an increase of 10.8% compared to 2014.

Net income attributable to common stockholders for the year ended December 31, 2015 was $73.3 million, lower by $5.6 million compared to 2014. Diluted EPS was $1.26 compared to $1.36 in the prior year. In constant currency, diluted EPS was $1.32 and net income attributable to common stockholders was $76.4 million. Impacting these results is $8.8 million of incremental after-tax interest expense due to the larger average debt balance and the higher rate on the senior notes issued compared to the revolver, partly offset by improved operating income contribution from the Exchange and Rental segment, lower taxes and an increase in other non-operating income driven by a higher net gain on foreign currency exchange.

Adjusted net income for the year ended December 31, 2015 was $76.4 million and, in constant currency, was $79.5 million. Adjusted diluted EPS was $1.32 and on a constant currency basis was $1.37. The incremental after-tax interest expense related to the refinancing of the revolver with senior notes impacted diluted EPS by $0.09. Excluding this incremental expense, adjusted net income attributable to common stockholders for the year would have been $81.8 million and diluted EPS would have been $1.41, and in constant currency would have been $84.9 million and $1.46, respectively.

Adjusted EBITDA for the year ended December 31, 2015 was $184.9 million, a 7.1% increase from $172.7 million for the same period of 2014. On a constant currency basis, adjusted EBITDA was $188.5 million, an increase of 9.2% over the prior year.

Business Segment Results

Exchange and Rental

Exchange and Rental segment revenue excluding pass-throughs for the year ended December 31, 2015 was $407 million, an increase of nearly 2% compared to 2014. The increase is primarily due to revenue attributable to our Hyatt Residence Club (HRC) business — acquired in October 2014 — which contributed an increase of $7.4 million in other revenue, as well as higher rental management revenue of $2.2 million.

For 2015, membership fee revenue (defined below) was $126.2 million, a decrease of 0.9% compared to 2014, and transaction revenue (defined below) was $192.2 million, flat compared with the prior year reflecting incremental HRC transactions and higher average transaction fees, largely offset by lower reservation servicing revenue.

Total active members at December 31, 2015 were approximately 1.81 million, representing an increase of 0.7% compared to 2014. In constant currency average revenue per member for 2015 was $179.73, essentially flat compared to 2014.

During 2015, the Interval Network affiliated 59 vacation ownership resorts in domestic and international markets. Membership mix as of December 31, 2015 included 57% traditional and 43% corporate members, compared to 58% and 42%, respectively, as of December 31, 2014.

Year-over-year, rental management revenue was $50.4 million, an increase of 4.6%. Rental RevPAR (defined below) was $119.70, 3.0% higher than in 2014. The increase in RevPAR was driven by a 5.0% increase in average daily rate. Hawaii-only RevPAR increased 4.9% to $129.08 for the year compared to $122.99 in the prior year. The increase in Hawaii-only RevPAR was driven by a 5.3% increase in average daily rate compared to 2015. Regarding the RevPAR numbers reported prior to 2015, a change in industry reporting standards effective January 1, 2015 excludes certain resort fees from gross lodging revenue (defined below). Consequently, this reporting change impacts the year-over-year comparability of RevPAR so we have recast prior year RevPAR figures for the purposes of this comparison.

Exchange and Rental segment adjusted EBITDA was $156.3 million in 2015, an increase of 3.2% from the prior year due to incremental contributions from our recently acquired HRC business, lower call center-related costs and a favorable $1.6 million change in our estimated accrual for European Union value added tax, partly offset by membership fee revenue compression and higher employee-related costs attributable in part to a rise in health and welfare costs.

Vacation Ownership

Vacation Ownership segment revenue for the year ended December 31, 2015 was $196.1 million.  In constant currency revenue was $205.1 million, an increase of 56.6% compared to 2014 reflecting primarily the full year contribution of Hyatt Vacation Ownership (HVO) and to a lesser extent an increase in revenue in our European management business.

Vacation Ownership segment adjusted EBITDA in constant currency was $31.7 million in 2015, an increase of 49.5% from the prior year reflecting the full year inclusion of the HVO business. Included in the incremental HVO contribution to adjusted EBITDA is a $4.2 million increase in equity earnings of unconsolidated entities from the joint venture in Maui in 2015. This increase excludes $4.0 million of equity earnings in 2014 from this joint venture related to the recognition of pre-acquisition sales recognized upon opening in the fourth quarter of 2014.

CAPITAL RESOURCES AND LIQUIDITY

As of December 31, 2015, ILG’s cash and cash equivalents totaled $93.1 million, compared to $80.5 million as of December 31, 2014.

The principal amount outstanding of long term debt as of December 31, 2015 was $425.0 million consisting of our $350 million 5-5/8% Senior Notes issued in April 2015 and $75 million drawn under our revolving credit facility. ILG had $516.4 million available on its revolving credit facility net of outstanding letters of credit as of December 31, 2015. The revolver may be increased by $100 million subject to certain conditions. Net leverage (defined below) at December 31, 2015 was 1.8x compared to 2.4x in 2014.

For the year ended December 31, 2015, net cash provided by operating activities was $142.7 million from $110.7 million in 2014. The increase of $32.1 million is principally due to lower income taxes paid of $20.0 million, $11.9 million lower payments made in connection with long-term agreements and higher net cash receipts partly due to the addition of HVO, partially offset by higher interest expense paid of $9.3 million.

Capital expenditures, primarily related to IT initiatives, totaled $20.3 million, or 2.9% of revenue in 2015 compared to $19.1 million in 2014.

Free cash flow (defined below) for the period was $122.4 million, an increase of $30.9 million, or 33.7% compared to the same period in 2014.

Dividend

For the full year 2015, ILG paid $27.6 million, or $0.48 cents per share, in dividends.

In February 2016 our Board of Directors declared a $0.12 per share dividend payable March 16, 2016 to shareholders of record on March 7, 2016.

VISTANA ACQUISITION

On October 28, 2015, ILG announced it had entered into an agreement to acquire Vistana Signature Experiences, Inc. (“Vistana”), the vacation ownership business of Starwood Hotels and Resorts Worldwide, Inc.. In December we received early termination of the waiting period under the Hart-Scott-Rodino Act, one of the closing conditions for the acquisition. We are awaiting approval by the Mexican competition agency. Simultaneously, we have filed a registration statement on Form S-4 with the SEC, and once it is declared effective we will mail the included proxy/prospectus to stockholders in advance of a special meeting of stockholders. Liberty Interactive Corporation and certain ILG executive officers representing approximately 31% of

ILG’s shares outstanding have entered into voting and support agreements in favor of the transaction.  We expect the transaction to close in the second quarter of 2016.

More information about the transaction can be found on the ILG website: http://www.iilg.com

BUSINESS OUTLOOK AND GUIDANCE

Given the importance of Vistana in our results going forward, we are providing guidance for the combined company. The guidance assumes a $350 million securitization after closing and reflects the estimated impact of purchase accounting on revenue. For purposes of this exercise we have assumed closing on May 1, 2016 so our full year 2016 guidance includes Vistana’s contribution for eight months. However, the transaction is still subject to certain closing conditions so there can be no assurance that it will close on that date, or at all. ILG is also providing pro forma estimates for the full year 2016.

	ILG plus 8 months of Vistana		ILG plus Vistana pro forma FY 2016
(in millions)	Low	High	Low	High
Consolidated revenues[2]	$1,350	$1,450	$1,675	$1,775
Adjusted EBITDA	$265	$285	$325	$345
Adjusted free cash flow	$155	$185	NA	NA

2 Includes an estimated $300 million to $350 million of pass-throughs.

PRESENTATION OF FINANCIAL INFORMATION

ILG management believes that the presentation of non-generally accepted accounting principles (non-GAAP) financial measures, including, among others, EBITDA, adjusted EBITDA, adjusted net income, adjusted basic and diluted EPS, free cash flow, adjusted free cash flow, and constant currency, serves to enhance the understanding of ILG’s performance. These non-GAAP financial measures should be considered in addition to and not as substitutes for, or superior to, measures of financial performance prepared in accordance with generally accepted accounting principles (GAAP). In addition, adjusted EBITDA (with certain different add-backs) is used to calculate compliance with certain financial covenants in ILG’s credit agreement and indenture. Management believes that these non-GAAP measures improve the transparency of our disclosures, provide meaningful presentations of our results from our business operations excluding the impact of certain items not related to our core business operations and improve the period to period comparability of results from business operations. These measures may also be useful in comparing our results to those of other companies; however, our calculations may differ from the calculations of these measures used by other companies. More information about the non-GAAP financial measures, including reconciliations of historical GAAP results to the non-GAAP measures, is available in the financial tables that accompany this press release.

CONFERENCE CALL

ILG will host a conference call today at 4:30 p.m. Eastern Daylight Time to discuss its results for the fourth quarter and full year 2015 results, with access via the Internet and telephone. Investors and analysts may participate in the live conference call by dialing (844) 826-0618 (toll-free domestic) or (973) 638-3062 (international); Conference ID: 46055695. Please register at least 10 minutes before the conference call begins. A replay of the call will be available for 7 days via telephone starting approximately two hours after the call ends. The replay can be accessed at (855) 859-2056 (toll-free domestic) or (404) 537-3406 (international); Conference ID: 46055695. The webcast will be archived on Interval Leisure Group’s website for 90 days after the call.  A transcript of the call will also be available on the website.

ABOUT INTERVAL LEISURE GROUP

Interval Leisure Group (ILG) is a leading global provider of non-traditional lodging, encompassing a portfolio of leisure businesses from vacation exchange and rental to vacation ownership. In its exchange and rental segment, Interval International and Trading Places International (TPI) offer vacation exchange and travel-related products to more than 2 million member families worldwide, while Hyatt Residence Club provides exchanges among its branded resorts in addition to its participation in the Interval Network. Aqua-Aston Hospitality provides hotel and condominium rentals and resort management. In its vacation ownership segment, Vacation Resorts International, VRI Europe, Hyatt Vacation Ownership (HVO), and TPI provide management services to timeshare resorts and clubs, as well as homeowners’ associations. HVO also sells, markets, and finances vacation ownership interests. ILG through its subsidiaries independently owns and manages the Hyatt Residence Club program and uses the Hyatt Vacation Ownership name and other Hyatt marks under license from affiliates of Hyatt Hotels Corporation. Headquartered in Miami, Florida, ILG has offices in 16 countries and more than 5,000 employees. For more information, visit www.iilg.com.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this communication, including statements regarding our future financial performance, our business prospects and strategy, anticipated financial position, liquidity, capital needs and other similar matters, as well as financial estimates and statements as to the expected timing, completion and effects of the proposed merger between a wholly-owned subsidiary of Interval Leisure Group, Inc. (“ILG”) and Vistana Signature Experiences, Inc. (“Vistana”), which will immediately follow the proposed spin-off of Vistana from Starwood Hotels & Resorts Worldwide, Inc. (“Starwood”), constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These estimates and statements are subject to risks and uncertainties, and actual results might differ materially. Such estimates and statements include, but are not limited to, statements about the benefits of the proposed merger, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the management of ILG and are subject to significant risks and uncertainties outside of ILG’s control.

Among the risks and uncertainties that could cause actual results to differ from those described in the forward-looking statements are the following: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, (2) the risk that ILG stockholders may not approve the issuance of ILG common stock in connection with the proposed merger, (3) the risk that the necessary regulatory approvals may not be obtained or may be obtained subject to conditions that are not anticipated, (4) risks that any of the closing conditions to the proposed merger, including Starwood’s spin-off of Vistana, may not be satisfied in a timely manner, (5) risks related to disruption of management time from ongoing business operations due to the proposed merger, (6) failure to realize the benefits expected from the proposed merger, (7) the effect of the announcement of the proposed merger on the ability of ILG and Starwood to retain and hire key personnel and maintain relationships with their key business partners, and on their operating results and businesses generally, (8) adverse trends in economic conditions generally or in the vacation ownership, vacation rental and travel industries, or adverse events or trends in key vacation destinations, (9) adverse changes to, or interruptions in, relationships with third parties unrelated to the announcement, (10) lack of available financing for, or insolvency or consolidation of developers, (11) decreased demand from prospective purchasers of vacation interests, (12) travel related health concerns, (13) ILG’s ability to compete effectively and successfully and to add new products and services, (14) ILG’s ability to successfully manage and integrate acquisitions, (15) the occurrence of a termination event under the master license agreement with Hyatt, (16) ILG’s ability to market vacation ownership interests successfully and efficiently, (17) impairment of ILG’s assets, (18) the restrictive covenants in ILG’s revolving credit facility and indenture; (19) business interruptions in connection with ILG’s technology systems, (20) the ability of managed homeowners associations to collect sufficient maintenance fees, (21) third parties not repaying advances or extensions of credit, (22) fluctuations in currency exchange rates and (23) ILG’s ability to expand successfully in international markets and manage risks specific to international operations. Discussions of additional risks and uncertainties are contained in ILG’s filings with the U.S. Securities and Exchange Commission. ILG is not under any obligation, and ILG expressly disclaims any obligation, to update, alter, or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events, or otherwise.  Persons reading this announcement are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.  This communication may be deemed to be solicitation material in respect of the proposed merger between a wholly-owned subsidiary of ILG and Vistana.  In connection with the proposed merger, ILG has filed a registration statement on Form S-4, containing a proxy statement/prospectus with the Securities and Exchange Commission (“SEC”).  STOCKHOLDERS OF ILG AND STARWOOD ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT/PROSPECTUS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.  Investors and security holders will be able to obtain copies of the proxy statement/prospectus as well as other filings containing information about ILG, Starwood and Vistana, without charge, at the SEC’s website, http://www.sec.gov.  Copies of documents filed with the SEC by ILG will be made available free of charge on ILG’s investor relations website.  Copies of documents filed with the SEC by Starwood will be made available free of charge on Starwood’s investor relations website.

PARTICIPANTS IN SOLICITATION

ILG and its directors and executive officers, and Starwood and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of ILG common stock in respect of ILG’s stock issuance in connection with the proposed merger. Information about the directors and executive officers of ILG is set forth in the proxy statement for ILG’s 2015 Annual Meeting of Stockholders, which was filed with the SEC on April 6, 2015. Information about the directors and executive officers of Starwood is set forth in the proxy statement for Starwood’s 2015 Annual Meeting of Stockholders, which was filed with the SEC on April 17, 2015. Investors may obtain additional information regarding the interest of such participants by reading the proxy statement/prospectus regarding the proposed merger when it becomes available.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014

Revenue	$165,099	$167,121	$697,436	$614,373
Cost of sales	78,368	81,875	316,761	264,481
Gross profit	86,731	85,246	380,675	349,892
Selling and marketing expense	16,118	18,438	71,037	61,615
General and administrative expense	39,295	39,142	150,091	133,170
Amortization expense of intangibles	3,422	3,561	13,954	12,301
Depreciation expense	4,458	4,278	17,449	15,712
Operating income	23,438	19,827	128,144	127,094
Other income (expense):
Interest income	299	258	1,118	412
Interest expense	(6,288)	(2,668)	(21,401)	(7,149)
Other income, net	245	1,917	3,558	2,012
Equity in earnings from unconsolidated entities	1,145	4,630	4,916	4,630
Total other income (expense), net	(4,599)	4,137	(11,809)	(95)
Earnings before income taxes and noncontrolling interests	18,839	23,964	116,335	126,999
Income tax provision	(6,196)	(8,208)	(41,087)	(45,051)
Net income	12,643	15,756	75,248	81,948
Net income attributable to noncontrolling interests	(331)	(196)	(1,933)	(3,018)
Net income attributable to common stockholders	$12,312	$15,560	$73,315	$78,930

Earnings per share attributable to common stockholders:
Basic	$0.21	$0.27	$1.28	$1.38
Diluted	$0.21	$0.27	$1.26	$1.36
Weighted average number of shares of common stock outstanding:
Basic	57,491	57,098	57,400	57,343
Diluted	58,112	57,882	57,989	57,953
Dividends declared per share of common stock	$0.12	$0.11	$0.48	$0.44

Adjusted net income(1)	$15,605	$15,226	$76,419	$80,346
Adjusted earnings per share(1):
Basic	$0.27	$0.27	$1.33	$1.40
Diluted	$0.27	$0.26	$1.32	$1.39

(1)  “Adjusted net income” and “Adjusted earnings per share” are non-GAAP measures as defined by the SEC. Please see “Reconciliations of Non-GAAP Measures” for a reconciliation to the comparable GAAP measure.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	As of
	December 31, 2015	December 31, 2014

ASSETS
Cash and cash equivalents	$93,088	$80,493
Vacation ownership mortgages receivable, net	5,913	7,169
Vacation ownership inventory	47,006	54,061
Deferred membership costs	8,126	8,716
Prepaid income taxes	12,656	22,029
Other current assets	90,590	112,505
Total current assets	257,379	284,973
Vacation ownership mortgages receivable, net	26,325	29,333
Investments in unconsolidated entities	38,319	33,486
Goodwill and intangible assets, net	811,780	831,125
Deferred membership costs	9,830	10,948
Other non-current assets	135,474	134,137
TOTAL ASSETS	$1,279,107	$1,324,002

LIABILITIES AND EQUITY LIABILITIES:
Accounts payable, trade	$35,998	$39,082
Deferred revenue	85,684	89,850
Other current liabilities	90,303	85,036
Total current liabilities	211,985	213,968
Long-term debt	415,700	484,383
Deferred revenue	87,061	93,730
Other long-term liabilities	98,242	111,116
TOTAL LIABILITIES	812,988	903,197
Redeemable noncontrolling interest	708	457
Total ILG stockholders’ equity	431,993	384,043
Noncontrolling interests	33,418	36,305
TOTAL EQUITY	465,411	420,348
TOTAL LIABILITIES AND EQUITY	$1,279,107	$1,324,002

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2015	2014

Cash flows from operating activities:
Net income	$75,248	$81,948
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization expense of intangibles	13,954	12,301
Amortization of debt issuance costs	1,534	830
Depreciation expense	17,449	15,712
Provision for loan losses	1,898	—
Non-cash compensation expense	13,470	11,363
Deferred income taxes	2,692	7,150
Equity in earnings from unconsolidated entities	(4,916)	(4,630)
Excess tax benefits from stock-based awards	(1,903)	(1,900)
Change in fair value of contingent consideration	—	(1,606)
Other	233	18
Changes in operating assets and liabilities	23,063	(10,528)
Net cash provided by operating activities	142,722	110,658
Cash flows from investing activities:
Acquisitions, net of cash acquired	—	(208,523)
Contributions to investments in unconsolidated entities	69	(4,125)
Capital expenditures	(20,297)	(19,087)
Investment in financing receivables	(250)	(15,897)
Purchases of trading investments	(127)	(10,667)
Other, net	(15)	—
Net cash used in investing activities	(20,620)	(258,299)
Cash flows from financing activities:
Proceeds from the issuance of senior notes	350,000	—
Borrowing (payments) on revolving credit facility, net	(413,000)	235,000
Payments of debt issuance costs	(6,703)	(1,711)
Dividend payments to stockholders	(27,586)	(25,243)
Dividend payments to noncontrolling interests	(3,030)	—
Payments of contingent consideration	—	(7,272)
Purchases of treasury stock	—	(14,121)
Withholding taxes on vesting of restricted stock units	(4,333)	(3,943)
Proceeds from the exercise of stock options	221	341
Excess tax benefits from stock-based awards	1,903	1,900
Net cash provided by (used in) financing activities	(102,528)	184,951
Effect of exchange rate changes on cash and cash equivalents	(6,979)	(5,279)
Net increase in cash and cash equivalents	12,595	32,031
Cash and cash equivalents at beginning of period	80,493	48,462
Cash and cash equivalents at end of period	$93,088	$80,493

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest, net of amounts capitalized	$15,408	$6,376
Income taxes, net of refunds	$28,313	$48,309

OPERATING STATISTICS

	Three Months Ended December 31,			Year Ended December 31,
	2015	% Change	2014	2015	% Change	2014
Exchange and Rental
Total active members at end of period (000's)	1,811	0.7%	1,799	1,811	0.7%	1,799
Average revenue per member	$40.82	(3.3)%	$42.23	$178.76	(1.0)%	$180.55
Available room nights (000's)	734	(7.8)%	796	3,054	(1.3)%	3,095
RevPAR(1)	$121.48	13.6%	$106.97	$119.70	3.0%	$116.20

Vacation Ownership
Contract sales (000's)(2)	$22,959	(12.3)%	$26,173	$99,774	281.2%	$26,173
Average transaction price(2)	$33,517	(2.7)%	$34,438	$34,169	(0.8)%	$34,438
Volume per guest(2)	$3,442	(3.9)%	$3,581	$3,554	(0.8)%	$3,581

(1)  Due to a change in industry reporting standards (effective January 1, 2015) and certain revisions resulting from a refinement in our calculation of RevPAR pursuant to industry reporting standards, RevPAR for the three months and year ended December 31, 2014 has been recast from $110.68 and $123.06, respectively.

(2)  Applicable solely for the period subsequent to the acquisition of HVO on October 1, 2014.

ADDITIONAL DATA

	Three Months Ended December 31,			Year Ended December 31,
	2015	% Change	2014	2015	% Change	2014
	(Dollars in thousands)			(Dollars in thousands)
Exchange and Rental
Transaction revenue	$41,998	(2.1)%	$42,913	$192,202	(0.5)%	$193,206
Membership fee revenue	31,054	(2.8)%	31,959	126,234	(0.9)%	127,396
Ancillary member revenue	1,087	(23.5)%	1,421	5,577	(16.1)%	6,649
Total member revenue	74,139	(2.8)%	76,293	324,013	(1.0)%	327,251
Other revenue	7,250	(1.1)%	7,329	32,636	29.2%	25,262
Rental management revenue	11,148	(0.6)%	11,215	50,384	4.6%	48,148
Pass-through revenue	23,686	10.4%	21,446	94,311	14.0%	82,729
Total revenue	$116,223	(0.1)%	$116,283	$501,344	3.7%	$483,390
Exchange and Rental gross margin	59.8%	(1.2)%	60.5%	61.1%	(1.5)%	62.0%
Exchange and Rental gross margin without Pass-through Revenue	75.1%	1.2%	74.2%	75.3%	0.7%	74.8%

Vacation Ownership
Management fee revenue	$23,894	(4.0)%	$24,898	$99,566	8.2%	$92,017
Sales and financing revenue	10,568	11.5%	9,479	39,041	311.9%	9,478
Pass-through revenue	14,414	(12.4)%	16,461	57,485	94.9%	29,488
Total revenue	$48,876	(3.9)%	$50,838	$196,092	49.7%	$130,983
Vacation Ownership gross margin	35.2%	20.5%	29.2%	37.9%	(1.6)%	38.5%
Vacation Ownership gross margin without Pass-through Revenue	49.9%	15.5%	43.2%	53.6%	8.1%	49.6%

RECONCILIATIONS OF NON-GAAP MEASURES

	Years Ended December 31,
	2015	% Change	2014
	(Dollars in thousands)

Net cash provided by operating activities	$142,722	29.0%	$110,658
Less: Capital expenditures	(20,297)	6.3%	(19,087)
Free cash flow	$122,425	33.7%	$91,571

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(Dollars in thousands, except per share data)

Net income attributable to common stockholders	$12,312	$15,560	$73,315	$78,930
Acquisition related and restructuring costs	5,503	3,809	7,585	7,058
Other non-operating foreign currency remeasurements	(245)	(1,921)	(3,768)	(2,303)
Impact of purchase accounting	192	1,527	1,150	1,527
Other special items	(18)	(3,962)	153	(3,962)
Income tax impact of adjusting items(1)	(2,139)	213	(2,016)	(904)
Adjusted net income	$15,605	$15,226	$76,419	$80,346
Adjusted earnings per share:
Basic	$0.27	$0.27	$1.33	$1.40
Diluted	$0.27	$0.26	$1.32	$1.39

(1) Tax rate utilized is the applicable effective tax rate respective to the period to the extent amounts are deductible.

	Three Months Ended December 31,
	2015			2014
	Exchange and Rental	Vacation Ownership	Consolidated	Exchange and Rental	Vacation Ownership	Consolidated
	(Dollars in thousands)

Adjusted EBITDA	$34,604	$6,493	$41,097	$32,024	$4,516	$36,540
Non-cash compensation expense	(2,673)	(615)	(3,288)	(2,347)	(719)	(3,066)
Other non-operating income (expense), net	281	(36)	245	1,930	(13)	1,917
Acquisition related and restructuring costs	(599)	(4,904)	(5,503)	(969)	(2,840)	(3,809)
Impact of purchase accounting	—	(192)	(192)	(566)	(961)	(1,527)
Other special items	15	3	18	—	3,962	3,962
EBITDA	31,628	749	32,377	30,072	3,945	34,017
Amortization expense of intangibles	(2,113)	(1,309)	(3,422)	(1,739)	(1,822)	(3,561)
Depreciation expense	(4,008)	(450)	(4,458)	(3,791)	(487)	(4,278)
Less: Net income attributable to noncontrolling interests	2	329	331	4	192	196
Less: Other non-operating income (expense), net	(281)	36	(245)	(1,930)	13	(1,917)
Equity in earnings in unconsolidated entities	(18)	(1,127)	(1,145)	(64)	(4,566)	(4,630)
Operating income (loss)	$25,210	$(1,772)	23,438	$22,552	$(2,725)	19,827
Interest income			299			258
Interest expense			(6,288)			(2,668)
Other non-operating income, net			245			1,917
Equity in earnings in unconsolidated entities			1,145			4,630
Income tax provision			(6,196)			(8,208)
Net income			12,643			15,756
Net income attributable to noncontrolling interests			(331)			(196)
Net income attributable to common stockholders			$12,312			$15,560

	Year Ended December 31,
	2015			2014
	Exchange and Rental	Vacation Ownership	Consolidated	Exchange and Rental	Vacation Ownership	Consolidated
	(Dollars in thousands)

Adjusted EBITDA	$156,310	$28,578	$184,888	$151,508	$21,197	$172,705
Non-cash compensation expense	(10,735)	(2,735)	(13,470)	(9,510)	(1,853)	(11,363)
Other non-operating income (expense), net	3,666	(108)	3,558	2,203	(191)	2,012
Acquisition related and restructuring costs	(963)	(6,622)	(7,585)	(2,693)	(4,365)	(7,058)
Impact of purchase accounting	—	(1,150)	(1,150)	(566)	(961)	(1,527)
Other special items	(129)	(24)	(153)	—	3,962	3,962
EBITDA	148,149	17,939	166,088	140,942	17,789	158,731
Amortization expense of intangibles	(8,578)	(5,376)	(13,954)	(7,058)	(5,243)	(12,301)
Depreciation expense	(15,688)	(1,761)	(17,449)	(14,683)	(1,029)	(15,712)
Less: Net income attributable to noncontrolling interest	21	1,912	1,933	31	2,987	3,018
Less: Other non-operating income (expense), net	(3,666)	108	(3,558)	(2,203)	191	(2,012)
Equity in earnings in unconsolidated entities	(72)	(4,844)	(4,916)	(64)	(4,566)	(4,630)
Operating income	$120,166	$7,978	128,144	$116,965	$10,129	127,094
Interest income			1,118			412
Interest expense			(21,401)			(7,149)
Other non-operating income, net			3,558			2,012
Equity in earnings in unconsolidated entities			4,916			4,630
Income tax provision			(41,087)			(45,051)
Net income			75,248			81,948
Net income attributable to noncontrolling interests			(1,933)			(3,018)
Net income attributable to common stockholders			$73,315			$78,930

2016 OUTLOOK

ILG plus 8 months of Vistana

	Current Guidance
	Low	High
	(In millions)
Adjusted EBITDA	$265	$285
Non-cash compensation expense	(17)	(17)
Other non-operating income, net	—	—
Acquisition related and restructuring costs	(8)	(8)
Percentage of completion accounting	17	17
Depreciation and amortization	(64)	(64)
Interest, net	(24)	(24)
Income tax provision	(64)	(71)
Net income attributable to common stockholders	$105	$118

	Current Guidance
	Low	High
	(In millions)
Net cash provided by operating activities	$138	$153
Securitization proceeds net of debt issuance costs and repayments of securitized debt	170	170
Changes in restricted cash	(14)	(14)
Transaction related expenses	18	18
Less: Capital expenditures	(157)	(142)
Adjusted free cash flow	$155	$185

2016 OUTLOOK

ILG plus Vistana pro forma full year

	Current Guidance
	Low	High
	(In millions)
Adjusted EBITDA	$325	$345
Non-cash compensation expense	(18)	(18)
Other non-operating income, net	—	—
Acquisition related and restructuring costs	(8)	(8)
Percentage of completion accounting	3	3
Depreciation and amortization	(76)	(76)
Interest, net	(24)	(24)
Income tax provision	(76)	(84)
Net income attributable to common stockholders	$126	$138

GLOSSARY OF TERMS

Acquisition related and restructuring costs — Represents transaction fees, costs incurred in connection with performing due diligence, subsequent adjustments to our initial estimate of contingent consideration obligations associated with business acquisitions, and other direct costs related to acquisition activities. Additionally, this item includes certain restructuring charges primarily related to workforce reductions, costs associated with integrating acquired businesses and estimated costs of exiting contractual commitments.

Adjusted earnings per share (EPS) — is defined as adjusted net income divided by the weighted average number of shares of common stock outstanding during the period for basic EPS and, additionally, inclusive of dilutive securities for diluted EPS.

Adjusted EBITDA — EBITDA, excluding, without duplication, if applicable: (1) non-cash compensation expense, (2) goodwill and asset impairments, (3) acquisition related and restructuring costs, (4) other non-operating income and expense, (5) the impact of the application of purchase accounting, (6) the deferral adjustment associated with percentage of completion accounting guidelines reflecting its impact on GAAP revenues and expenses, and (7) other special items. The Company’s presentation of adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

Adjusted free cash flow — is defined as cash provided by operating activities less capital expenditures, plus  net changes in financing-related restricted cash and net borrowing and repayment activity related to securitizations, minus certain expenses unrelated to our core business, such as transaction-related expenses.

Adjusted net income — is defined as net income attributable to common stockholders, excluding without duplication, (1) acquisition related and restructuring costs, (2) other non-operating foreign currency remeasurements, (3) the impact of the application of purchase accounting, and (4) other special items.

Ancillary member revenue — Other Interval Network member related revenue including insurance and travel related services.

Available room nights — Number of nights available for rental by Aqua-Aston at managed vacation properties during the period, which excludes all rooms under renovation.

Average revenue per member — Membership fee revenue, transaction revenue and ancillary member revenue for the Interval Network and Hyatt Residence Club for the applicable period, divided by the monthly weighted average number of Interval Network active members during the applicable period. Hyatt Residence Club revenue is included herein only since its October 1, 2014 acquisition.

Average transaction price — Contract Sales divided by the net number of transactions during the period subsequent to HVO’s October 1, 2014 acquisition.

Constant currency — Represents current period results of operations determined by translating the functional currency results into U.S. dollars (the reporting currency) using the actual blended rate of translation from the comparable prior period. Management believes that the presentation of results of operations excluding the effect of foreign currency translations serves to enhance the understanding of ILG’s performance and improves period to period comparability of results from business operations.

Contract sales — Total vacation ownership interests sold at consolidated and unconsolidated projects pursuant to purchase agreements, net of actual cancellations and rescissions, where we have met a minimum threshold amounting to a 10% down payment of the contract purchase price during the period. Contract sales are included herein only since HVO’s October 1, 2014 acquisition.

EBITDA — Net income attributable to common stockholders excluding, if applicable: (1) non-operating interest income and interest expense, (2) income taxes, (3) depreciation expense, and (4) amortization expense of intangibles.

Free cash flow — Cash provided by operating activities less capital expenditures.

Gross lodging revenue — Total room revenue collected from all Aqua-Aston managed occupied rooms during the period.

Management fee revenue — Represents vacation ownership property management revenue earned by our Vacation Ownership segment exclusive of pass-through revenue.

Membership fee revenue — Represents fees paid for membership in the Interval Network and Hyatt Residence Club.

Net leverage — The principal amount outstanding of long term debt, less cash and cash equivalents divided by adjusted EBITDA.

Other special items — consist of other items that we believe are not related to our core business operations. For the year ended December 31, 2015, such item relates to the settlement of a certain legal proceedings. For the year ended December 31, 2014, such item relates to the recognition of prior period (pre-acquisition) sales at the Hyatt Vacation Ownership business’ Maui joint venture upon receiving  the temporary certificate of occupancy in the fourth quarter of 2014.

Other revenue — includes revenue related primarily to exchange and rental transaction activity and membership programs outside of the Interval Network and Hyatt Residence Club, sales of marketing materials primarily for point-of-sale developer use, and certain financial services-related fee income.

Pass-through revenue — Represents the compensation and other employee-related costs directly associated with managing properties that are included in both revenue and expenses that are passed on to the property owners or homeowner associations without mark-up. Pass-through revenue of the Vacation Ownership segment also includes reimbursement of sales and marketing expenses, without mark-up, pursuant to contractual arrangements. Management believes presenting gross margin without these expenses provides management and investors a relevant period-over-period comparison

Rental management revenue — Represents rental management revenue earned by our vacation rental businesses within our Exchange and Rental segment, exclusive of pass-through revenue.

RevPAR — Gross Lodging Revenue divided by Available Room Nights for Aqua-Aston.

Total active members — Active members of the Interval Network as of the end of the period. Active members are members in good standing that have paid membership fees and any other applicable charges in full as of the end of the period or are within the allowed grace period. All Hyatt Residence Club members are also members of the Interval Network. Hyatt Residence Club revenue is included herein only since its October 1, 2014 acquisition.

Transaction revenue — Interval Network and Hyatt Residence Club transactional and service fees paid primarily for exchanges, Getaways, reservation servicing and related transactions.

Volume per guest — Contract sales divided by the total number of tours during the period subsequent to HVO’s October 1, 2014 acquisition.

Interval Leisure Group

Investor Contact:
Lily Arteaga, 305 925-7302
Investor Relations
Lily.arteaga@iilg.com

Or

Media Contact:
Christine Boesch, 305-925-7267
Corporate Communications
chris.boesch@iilg.com